Exhibit 2.2
Amendment No. 1
to
Purchase Agreement
     Agreement dated as of March 4, 2008 (“Agreement”) by and among GLG Partners, Inc. (formerly Freedom Acquisition Holdings, Inc.), a Delaware corporation (“GLG”), Noam Gottesman, acting in the capacity of Sellers’ Representative under the Purchase Agreement referred to below (“Sellers’ Representative”) and Jared Bluestein, acting in the capacity of Buyers’ Representative under the Purchase Agreement referred to below (“Buyers’ Representative”).
Preliminary Statements
     The parties to this Agreement wish to amend, as set forth in this Agreement, the agreement, dated June 22, 2007, by and among Freedom Acquisition Holdings, Inc., a Delaware corporation, FA Sub 1 Limited, a British Virgin Islands business company, FA Sub 2 Limited, a British Virgin Islands business company, FA Sub 3 Limited, a British Virgin Islands business company, Jared Bluestein, Noam Gottesman, Lehman (Cayman Islands) Ltd, Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Jonathan Green, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, Abacus (C.I.) Limited, in its capacity as trustee of the Green GLG Trust, Lavender Heights Capital LP, Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of the Green Hill Trust, Sage Summit LP and Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of the Blue Hill Trust (“Purchase Agreement”), and hereby agree as follows:
     1. Defined Terms. For purposes of this Agreement, terms defined in the preamble, preliminary statements or other sections of this Agreement have the meanings set forth therein; capitalized terms used and not otherwise defined in this Agreement have meanings set forth in the Purchase Agreement; and the following terms have the meanings set forth below:
     “Effective Date” means the last date set forth on the signature page of this Agreement.
     2. Amendment of Purchase Agreement. Section 2.2(e)(iii) of the Purchase Agreement is amended, effective from and after the Effective Date, to read in its entirety as follows:
“The third Adjustment Date shall be the first to occur of (x) July 31, 2008 and (y) the date set forth in a written notice given to Buyers’ Representative by Sellers’ Representative, which date may not be prior to (1) the fifth Business Day after such written notice is given to Buyers’ Representative or (2) receipt of the audited financial statements of the Companies for the year ended December 31, 2007.”

     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile or portable document form (pdf) transmission which shall be treated as if it were a counterpart signature for purposes of this Agreement.
     5. Effect on the Transaction Documents. From and after the Effective Date, (a) each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Purchase Agreement as amended by this Agreement, and (b) each reference to the Purchase Agreement in any Transaction Document shall mean and be a reference to the Purchase Agreement as amended by this Agreement. Except as expressly modified by this Agreement, all of the terms and conditions of the Purchase Agreement or other Transaction Documents shall remain unaltered and in full force and effect.
     6. Effectiveness of Agreement. This Agreement is limited as specified herein and shall not constitute a modification, amendment or waiver of any other provision of the Purchase Agreement which will continue in force and effect in accordance with its terms, as amended by this Agreement.
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

Dated: March 4, 2008	GLG PARTNERS, INC.
	By:	/s/ Noam Gottesman
		Name:	Noam Gottesman
		Title:	Co-Chief Executive Officer

Dated: March 4, 2008	/s/ Jared Bluestein
Jared Bluestein, as Buyers’ Representative

Dated: March 4, 2008	/s/ Noam Gottesman
Noam Gottesman, as Sellers’ Representative

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